Exhibit 10.1

GLENBOROUGH REALTY TRUST INCORPORATED

2006 ANNUAL INCENTIVE PROGRAM

PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of this      day of                 , 2006, by and between Glenborough Realty Trust Incorporated, a Maryland corporation (the “Company”) and                      (the “Employee”).

WHEREAS, the Company has established the 2006 Annual Incentive Program (the “Program”) pursuant to which certain employees of the Company may be granted restricted shares of the Company’s common stock upon achievement of certain Performance Goals (as defined below).

WHEREAS, the Employee provides valuable services for the benefit of the Company; and

WHEREAS, in consideration of the foregoing the Employee has been designated by the Board of Directors of the Company to participate in the Program for the period beginning January 1, 2006 and ending December 31, 2006.

NOW, THEREFORE, the Company and the Employee agree as follows:

1. Participant in the Program. The Employee is a participant in the program for the period beginning January 1, 2006 and ending December 31, 2006 (the “Performance Period”).

2. Maximum Number of Restricted Shares. The Employee shall have the opportunity to receive a maximum of                      restricted shares.

3. Performance Goals. The actual number of restricted shares received by the Employee shall be determined based on satisfaction of the following Performance Goals as measured at the end of the Performance Period:

(a) FFO per Share Growth: Percentage of year over year growth in the Company’s funds from operations per share, calculated consistently with the Company’s practices as of the date of this Agreement; such current practices exclude, without limitation, debt extinguishment costs or gains, gains on sale of investment property, impact of preferred stock buybacks, and one time charges/extraordinary circumstances or events.

(b) Relative Total Annual Shareholder Return (“Relative TSR”): Percentage comparison of the Company’s Absolute TSR as compared to the NAREIT Office Index.

(c) Absolute Total Annual Shareholder Return (“Absolute TSR”): Percentage of year over year growth (reduction) in the Company’s share price appreciation (depreciation) plus dividends.

(d) Individual Performance: Overall Employee performance determined by [Senior Management][the Board of Directors of the Company] based on whatever factors [Senior Management][the Board of Directors of the Company] consider appropriate (in the exercise of the their sole discretion) at the end of the Performance Period.

The foregoing Performance Goals shall be calculated (a) without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board or any other relevant entity following the date of this Agreement and (b) without regard to any mergers, non-property acquisitions or restructurings affecting the Company that occur during the Performance Period.

4. Performance Goal Weighting. The Performance Goal Weighting for each Performance Goal identified in Section 3 is as follows:

Performance Goal	Performance Goal Weighting
Individual Performance	15%
FFO per Share Growth	15%
Relative TSR	30%
Absolute TSR	40%
100%

5. Calculation of Actual Number of Shares to be Granted. The actual number of restricted shares to be granted with respect to each Performance Goal identified in Section 4 shall be calculated in accordance with the following equation:

Base Salary × Performance Goal Weighting × Grant Percentage = Shares Granted

$18.10

The applicable Grant Percentage will be determined pursuant to Appendix A. For an example, see Appendix B.

6. Grant of Shares. Subject to Sections 8 and 9, the actual number of restricted shares to be granted to the Employee based on the achievement of the Performance Goals for the Performance Period shall be determined by the Board of Directors of the Company no later than February 15, 2007 and the restricted shares (if any) shall be issued to the Employee on February 15, 2007. The Employee shall be required to execute a Restricted Stock Agreement in connection with the issuance of the restricted shares.

7. Vesting of the Shares. Subject to Sections 8 and 9, the restricted shares awarded (if any) shall vest annually over a period of three (3) years after the date of grant of the restricted shares.

8. Termination of Employment. Subject to Section 9, in the event the Employee terminates employment for any reason before February 15, 2007, the Employee shall not be eligible to receive a grant of restricted shares pursuant to this Agreement.

9. Change of Control. In the event a Change of Control occurs during the Performance Period and provided the Employee continues to be employed by the Company at the time the Change of Control occurs, the Performance Goals shall be deemed to have been satisfied to the maximum extent possible and the Employee shall be granted              shares immediately prior to the Change of Control. All shares granted pursuant to the application of this Section 9 shall be fully vested upon grant.

“Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

a) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than twenty percent (20%) of the total combined voting power of the Company’s outstanding securities,

b) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations), regardless of whether such sale, transfer or other disposition occurs in connection with the complete liquidation or dissolution of the Company;

c) A merger or consolidation approved by the Company’s stock-holders in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

d) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with the complete liquidation or dissolution of the Company approved by the Company’s stock-holders; or

e) Any reverse merger approved by the Company’s stock-holders in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

10. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

11. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of this Agreement shall be submitted by the Employee or by the Company to the Board of Directors of the Company. The resolution of such question or dispute by the Board of Directors of the Company shall be final and binding on all persons.

12. Venue. The parties hereto agree that any suit, action, or proceeding arising out of or relating to the this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Mateo) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 12 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have entered into this Participation Agreement as of the day and year first above written.

GLENBOROUGH REALTY TRUST INCORPORATED, a Maryland corporation

By
Its

The Employee represents that he or she is familiar with the terms and provisions hereof, and hereby accepts the opportunity to receive a grant of restricted shares subject to all of the terms and limitations hereof. The Employee has reviewed this Participation Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Participation Agreement, and fully understands all provisions of this Participation Agreement. The Employee hereby agrees that all questions of interpretation and administration relating to this Participation Agreement shall be resolved by the Board of Directors in accordance with Section 11 of the Participation Agreement. The Employee further agrees to the venue selection in accordance with Section 12 of the Participation Agreement.

Dated:	Signed:
The “Employee”

APPENDIX A - GRANT FORMULA

Grant Percentage
	0%	35%	65%	90%
Individual Performance	Less than 5%	5%(1)	10%(2)	15% or greater
FFO per Share Growth	Less than 1%	1%(3)	3%(4)	5% or Greater
Relative TSR (% of Index)	Less than 85th percentile	85th percentile(5)	100th percentile(6)	110th percentile
Absolute TSR	Less than 6%	6%(7)	9%(8)	12% or Greater

[1]	If Individual Performance is greater than 5% (but less than 10%) the Grant Percentage shall be increased by 1% for every additional 0.166% increase in Individual Performance.
[2]	If Individual Performance is greater than 10% the Grant Percentage shall be increased by 1% for every additional 0.2% increase in Individual Performance up to a maximum Grant Percentage of 90%.
[3]	If the FFO per Share Growth is greater than 1% (but less than 3%) the Grant Percentage shall be increased by 1% for every additional 0.066% increase in FFO per Share Growth.
[4]	If the FFO per Share Growth is greater than 3% the Grant Percentage shall be increased by 1% for every additional 0.08% increase in FFO per Share Growth up to a maximum Grant Percentage of 90%.
[5]	If the Relative TSR is greater than the 85th percentile (but less than the 100th percentile) the Grant Percentage shall be increased by 2% for every additional one percentile increase in Relative TSR.
[6]	If the Relative TSR is greater than the 100th percentile the Grant Percentage shall be increased by 2.5% for every additional one percentile increase in Relative TSR up to a maximum Grant Percentage of 90%.
[7]	If the Absolute TSR is greater than 6% (but less than 9%) the Grant Percentage shall be increased by 1% for every additional 0.1% increase in Absolute TSR.
[8]	If the Absolute TSR is greater than 9% the Vesting Percentage shall be increased by 1% for every additional 0.12% increase in Absolute TSR up to a maximum Vesting Percentage of 90%.

APPENDIX B - EXAMPLE

[Example to be completed upon execution of Agreement]